CONSENT OF McCARTNEY ENGINEERING, LLC

As Oil and gas consultants, McCartney Engineering, LLC hereby consents to: (a) the use of our reserve report dated February 17, 1997 entitled "Pease Oil and Gas Company's Estimated Remaining Reserves and Future Net Revenue Pursuant to SEC Guidelines as of December 31, 1996"; (b) all references to our firm included in or made a part of Pease Oil and Gas Company's Annual Report on Form 1O-KSB to be filed with the Securities and Exchange Commission on or about March 27,1997; and (c) the incorporation by reference of the said Form 10-KSB with and into Registration Statements 33-44536 dated July 24, 1996 and 333-19589 dated February 10, 1997.


                                        /s/ Jack A. McCartney, Manager
                                        -----------------------------------
                                        McCARTNEY ENGINEERING, LLC